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                                                                    EXHIBIT 4.3


                                PROMISSORY NOTE


$200,000.00                                                     November 8, 1996


         FOR VALUE RECEIVED, VISION 21, INC. ("Maker") hereby promises to pay to the order of PETER J. FONTAINE ("Payee") the principal amount of Two Hundred Thousand Dollars ($200,000.00) together with interest at the rate of eight and one-half percent (8.5%) per annum.

         This Note and all accrued interest hereon shall be due and payable on the effective date of the Maker's initial public offering of the Maker's shares of common stock or January 1, 1998, whichever date occurs first. All principal and interest shall become due and payable upon demand at any time after January 1, 1998. Maker further agrees to reimburse Payee for all out-of-pocket expenses incurred by Payee in making the loan represented by this Note to Maker.

         If this Note and accrued interest hereon is not paid within thirty
(30) days from the effective date of the initial public offering or by January 31, 1998, whichever occurs first, Maker agrees to pay all costs and expenses of collection incurred by Payee, including, but not limited to, reasonable attorneys' fees.

         This Note shall be binding upon Maker and its successors and assigns. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

         This Note shall be governed by the laws of the State of New York.


                                        "MAKER"

                                        VISION 21, INC.



                                        By: /s/ Theodore N. Gillete
                                           --------------------------------
                                                  Theodore N. Gillette
                                                  President





THIS INSTRUMENT WAS MADE, EXECUTED AND DELIVERED OUTSIDE THE STATE OF FLORIDA, AND NO FLORIDA DOCUMENTARY STAMP TAX IS DUE HEREON IN ACCORDANCE WITH F.A.C. 12b-4.053(35).